Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF FORMATION
OF
MORGAN STANLEY PRIVATE INCOME FUND LLC

1.	The name of the limited liability company is Morgan Stanley Private Income Fund LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

1. Name. The name of the limited liability company formed hereby is North Haven Private Income Fund LLC.

3.	This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of Morgan Stanley Private Income Fund LLC as of the 3rd day of November, 2021.

MORGAN STANLEY PRIVATE INCOME FUND LLC

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer and Secretary